AMENDMENT NO. 1 TO THE

INVESTMENT SUBADVISORY AGREEMENT

THIS AMENDMENT NO. 1 dated as of March 11, 2022, to the Sub-Advisory Agreement dated as of July 1, 2019 ("Agreement"), is made by and among VICTORY CAPITAL MANAGEMENT INC. ("Adviser") and GRANAHAN INVESTMENT MANAGEMENT ("Subadviser"). Capitalized terms not otherwise defined herein are to be ascribed the definitions in the Agreement.

WHEREAS, the Parties entered into the Agreement pursuant to which the Subadviser provides investment management services to USAA Small Cap Stock Fund (the "Fund"), a series of shares of beneficial interest of USAA Mutual Funds Trust; and

WHEREAS, the Parties desire to revise Schedule B of the Agreement to reflect a change to the compensation to be paid to Subadviser under the Agreement with respect to the Fund;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follow:

1.Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule B, effective as of the date hereof.

2.All other terms of the Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1 as of the date first written above.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael Policarpo
Name:	Michael Policarpo
Title:	President, Chief Financial Officer and
Chief Administrative Officer

GRANAHAN INVESTMENT MANAGEMENT

By:

Name:

Title:

1

SCHEDULE B
FEES
Rate per annum of the aggregate average
Fund Account(s)	daily net assets of the Fund Account(s)
Small Cap Stock Fund	0.40% on all assets

B-1